UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Union Pacific Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street

19th Floor

Omaha, NE 68179

To the Shareholders:	March 21, 2005

You are hereby notified that the 2005 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 10:00 A.M., Mountain Daylight Time, on Thursday, May 5, 2005 for the following purposes:

(1)	to elect 11 directors, each to serve for a term of one year;

(2)	to adopt the Union Pacific Corporation Executive Incentive Plan;

(3)	to ratify the appointment of Deloitte & Touche LLP as the independent auditor of the Company;

(4)	to consider and vote upon one shareholder proposal if presented at the Annual Meeting; and

to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

Only shareholders of record at the close of business on February 25, 2005 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important and, accordingly, you are urged to vote promptly by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person.

Barbara W. Schaefer

Senior Vice President-Human Resources

and Secretary

UNION PACIFIC CORPORATION

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 5, 2005

March 21, 2005

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company or UPC), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on May 5, 2005 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 21, 2005.

The close of business on February 25, 2005 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 261,065,726 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. Approval of each of the matters being voted on, other than the election of directors, requires the affirmative vote of a majority of the votes cast on the matter at the 2005 Annual Meeting. Abstentions and broker non-votes will be treated as neither a vote “for” nor “against” applicable matters. Abstentions and broker non-votes will be counted in determining if a quorum is present.

If your Common Stock is held by a broker, bank or other nominee on your behalf, you will receive directions from such holder as to how your shares may be voted in accordance with your instructions. If your Common Stock is held in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number or accessing the Internet address listed on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided. Specific directions for using the telephone and Internet voting system are set forth on the proxy card.

All shares represented by properly submitted paper, Internet or telephone proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions provided by the shareholder. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder submitting a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting new telephone or Internet instructions or by delivering a validly executed later-dated proxy, or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

The Board of Directors has adopted a confidential voting policy under which shareholder proxies or voting instructions are received by the Company’s stock transfer agent, Computershare Investor Services, and the vote is certified by independent inspectors of election who are officers of Computershare. Proxies and ballots as well as telephone and Internet voting instructions will be kept confidential from the management of the Company, except as necessary to meet legal requirements, in certain cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. Reports concerning the vote may be made available to the Company, provided such reports do not reveal how any particular shareholder voted.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 445 Park Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

Shareholder Proposals

Shareholders desiring to submit a proposal under Securities and Exchange Commission (SEC) Rule 14a-8 for consideration for inclusion in the Company’s proxy statement and form of proxy relating to the 2006 Annual Meeting must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 21, 2005 and comply with the other requirements of SEC Rule 14a-8.

Under SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a shareholder at the 2006 Annual Meeting that the shareholder does not seek to include in the Company’s proxy statement pursuant to SEC Rule 14a-8 unless the Company is notified about the proposal on or before February 4, 2006, and the shareholder satisfies the other requirements of SEC Rule 14a-4(c). However, except with respect to shareholder proposals included in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, the Company’s By-Laws provide that to be considered at the 2006 Annual Meeting any shareholder proposal must be submitted in writing to the Secretary at the executive offices of the Company during the period beginning on January 5, 2006 and ending on February 4, 2006 and must contain the information specified by, and otherwise comply with, the Company’s By-Laws. Any shareholder wishing to receive a copy of the Company’s By-Laws should direct a written request to the Secretary at the Company’s executive offices.

Corporate Governance

The Corporate Governance and Nominating Committee, Board of Directors and management of the Company are united in their desire that the Company continue to be one of the best governed companies in America and are pleased to note that the recent Corporate Governance Quotient issued by Institutional Shareholder Services (ISS) places the Company at 96.1% of the companies in the S&P 500 and at 100% of companies in the transportation industry for compliance with ISS corporate governance standards.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has refined and amended the corporate governance guidelines and committee charters and adopted revised standards for assessing director and audit committee independence as set forth later in this Proxy Statement. Charters for all Board Committees (except the Executive Committee which is governed by the Company’s By-Laws), the Company’s corporate governance guidelines and policies and the codes of business conduct and ethics for directors, officers and employees of the Company may be found on the Internet at the Company’s website www.up.com/investors. See “SEC Filings and Other Corporate Information” on page 51 for additional details on obtaining Company information.

(1) ELECTION OF 11 DIRECTORS

Unless authority to do so is withheld, the Company’s proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 11 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 11 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. The Board of Directors recommends that shareholders vote FOR each of the nominees.

The Board has affirmatively determined that each of the current non-management directors, other than Erroll B. Davis, Jr., has no material relationship with the Company or any of its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the New York Stock Exchange (Exchange) and the “Director Independence Standards” adopted by the Board and included in this Proxy Statement beginning on page 23. Mr. Davis, Chairman and Chief Executive Officer of Alliant Energy Corporation (Alliant), is not considered independent because Union Pacific Railroad Company (the Railroad), the Company’s principal operating subsidiary, provided transportation services to Alliant in 2002 that exceeded 2% of Alliant’s consolidated gross revenues. Additionally, all Board Committees, except the Executive and Finance Committees, are comprised entirely of independent directors.

As of February 25, 2005, all directors and executive officers as a group beneficially owned 18,170,938 shares of Common Stock, representing 6.84% of the outstanding Common Stock, of which 12,478,185 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days. Mr. Anschutz beneficially owns 4.79% of the outstanding Common Stock. No nominee for director other than Mr. Anschutz beneficially owns more than 0.94% of the outstanding Common Stock.

The following table sets forth certain information regarding the nominees for director, including Common Stock beneficially owned as of February 25, 2005 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts credited to their accounts. These ownership figures indicate the alignment of the named individuals’ financial interests with the interests of the Company’s shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company’s Common Stock.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
Philip F. Anschutz	14,066	12,509,559	(c)

Chairman of the Board, Chief Executive Officer and a director, The Anschutz Corporation and Anschutz Company (the corporate parent of The Anschutz Corporation), with holdings in energy, transportation, communications, professional sports, agriculture, media, entertainment and real estate, Denver, CO. Director, Qwest Communications International Inc., Regal Entertainment Group. Director and Vice Chairman of the Company since 1996. Age 65.

Erroll B. Davis, Jr.	422	1,009
Chairman and Chief Executive Officer, Alliant Energy Corporation, energy holding company, Madison, WI. Director, BP-Amoco plc., PPG Industries, Inc. Director of the Company since 2004. Age 60.

Richard K. Davidson	590,178	2,163,838	(d)

Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Union Pacific Railroad Company, a subsidiary of the Company. Director of the Company since 1994. Age 63.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
Thomas J. Donohue	6,118	14,458

President and Chief Executive Officer, U.S. Chamber of Commerce, business federation, Washington, DC. Director, Qwest Communications International Inc., Sunrise Assisted Living, Inc., XM Satellite Radio. Director of the Company since 1998. Age 66.

Archie W. Dunham	2,924	13,570
Retired Chairman, ConocoPhillips, integrated energy company, Houston, TX. Director, Louisiana-Pacific Corporation, Phelps Dodge Corporation. Director of the Company since 2000. Age 66.

Spencer F. Eccles	5,714	22,285	(e)

Chairman Emeritus, Wells Fargo Intermountain Banking Region, diversified financial services company, Salt Lake City, UT. Director, U.S. Chamber of Commerce, Intermountain Health Care. Director of the Company since 1976. Age 70.

Judith Richards Hope	5,558	17,885	(f)

Distinguished Resident from Practice and Adjunct Professor of Law, Georgetown University Law Center, Washington, DC. Director, General Mills, Inc., Altius Associates Ltd, Altius Holdings Ltd, Russell Reynolds Associates. Director of the Company since 1988. Age 64.

Michael W. McConnell	742	3,750
Managing Partner, Brown Brothers Harriman & Co., bankers, New York, NY. Director of the Company since 2004. Age 61.

Steven R. Rogel	2,732	13,500
Chairman, President and Chief Executive Officer, Weyerhaeuser Company, integrated forest products company, Federal Way, WA. Director, Kroger Company. Director of the Company since 2000. Age 62.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
James R. Young	79,357	364,679	(g)
President and Chief Operating Officer of Union Pacific Railroad Company, a subsidiary of the Company. Director of the Company since 2005. Age 52.

Ernesto Zedillo Ponce de Leon	2,580	9,948

Director, Yale Center for the Study of Globalization, an institute focusing on increasing economic, cultural and political interdependence between nations, New Haven, CT. Director, Alcoa Inc., The Procter & Gamble Company. Director of the Company since 2001. Age 53.

(a)	See “Compensation of Directors” for a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-employee directors. Additionally, see “Report on Executive Compensation” for an explanation of certain restrictions on retention stock units for employee directors.
(b)	The UPC Shares amount includes, for directors Anschutz, Donohue, Dunham, Eccles, Hope and Rogel 12,500 shares of Common Stock, for director Zedillo 8,900 shares of Common Stock, and for director McConnell 2,750 shares of Common Stock, subject to presently exercisable options granted under the 2000 Directors Stock Plan.
(c)	Includes 1,370,166 shares of Common Stock that are the subject of forward sales contracts under which The Anschutz Corporation retained voting power as of February 25, 2005. Also includes 8,351,246 shares of Common Stock with respect to which The Anschutz Corporation has entered into forward sales contracts as to which The Anschutz Corporation currently does not have the power to dispose of or vote the shares, but has the right to reacquire voting power with respect to all of these shares within 60 days. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation.
(d)	The UPC Unit amount includes 318,871 deferred stock units and 271,307 retention stock units. The UPC Shares amount includes 1,629,036 shares of Common Stock subject to presently exercisable stock options granted under Company stock plans and 448,214 shares of Common Stock held in a trust. In addition, Mrs. Richard K. Davidson is the beneficial owner of 15,910 shares of Common Stock. Mr. Davidson disclaims beneficial interest with respect to such shares.

(e)	Mr. Eccles also has shared voting or investment power with respect to 30,000 shares held in family trusts or owned by members of Mr. Eccles’ family.
(f)	Mrs. Hope is also trustee of an irrevocable trust that owns 600 shares.
(g)	The UPC Unit amount includes 19,207 deferred stock units and 60,150 retention stock units. The UPC Shares amount includes 314,641 shares of Common Stock subject to presently exercisable stock options granted under Company stock plans.

All nominees for director are also members of the Board of Directors of the Railroad, an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

Except for the nominees listed below, each of the nominees named in the preceding table has held the indicated office or position in his or her principal occupation for at least five years. Each of the nominees listed below held the earliest indicated office or position as of at least five years ago.

Mr. Archie W. Dunham was Chairman, President and Chief Executive Officer of Conoco Inc., an integrated energy company, through August 30, 2002 and Chairman of ConocoPhillips until his retirement September 30, 2004. Mr. Spencer F. Eccles was Chairman and Chief Executive Officer of First Security Corporation, bank holding company, through October 26, 2000, Chairman of Wells Fargo Intermountain Banking Region to September 1, 2004 and Chairman Emeritus of Wells Fargo since such date. Mrs. Judith Richards Hope was a non-equity partner of Paul, Hastings, Janofsky & Walker until December 31, 2003 and a part-time Senior Advisor to the Paul, Hastings firm from January 1, 2004 to January 31, 2005. Mrs. Hope has been Adjunct Professor of Law at Georgetown University since January 2002 and was named Distinguished Resident from Practice on March 7, 2005. Michael W. McConnell is a Partner of Brown Brothers Harriman & Co. and has been Managing Partner since February 2002. James R. Young was Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad until February 1, 2004, when he became President and Chief Operating Officer of the Railroad. Dr. Ernesto Zedillo served as President of Mexico through November 2000 and has been Director of the Yale Center for the Study of Globalization since July 2002.

Compensation of Directors

During 2004, directors who were not employees of the Company received an annual retainer of $90,000 plus expenses. Directors are required to invest $45,000 of the retainer in the Stock Unit Account referred to below. In addition, during 2004 Chairs of Board Committees received annual retainers of $15,000 each. Directors who are employees of the Company receive no retainers.

On February 24, 2005, the Board increased the annual retainer payable to non-employee directors. Effective July 1, 2005, the annual retainer payable to non-employee directors will be increased from $90,000 to $120,000 and Audit Committee members will receive an additional $10,000, reflecting the expanded role, responsibilities and activities of public company audit committees. Each non-employee director is still required to defer $45,000 of the annual retainer into a Stock Unit Account as described below.

In increasing the annual retainer, the Board considered many factors, including the increased responsibilities of directors of public companies following the passage of the Sarbanes-Oxley Act of 2002 and other regulatory reforms initiated by the SEC and the Exchange. With the assistance of a third-party consultant, the Board determined that the current retainer of $90,000 is lower than retainers of comparable companies and should be adjusted to ensure that the Company continues to attract and retain qualified directors. Additionally, the Company’s Corporate Governance Guidelines and Policies provides that director compensation be between the median and the seventy-fifth percentile of compensation at comparable companies.

Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Rate or Vanguard Accounts referred to below, at the election of the director either at any of such times or in the January following retirement from the director’s primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 15 equal annual installments and may be invested, at the option of the director, in either a Fixed Rate Account or a Stock

Unit Account administered by the Company or in various accounts administered by The Vanguard Group. The accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year and the Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard’s investment experiences. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by three directors during 2004 totaled $172,500.

Directors receive $10 million of excess liability insurance coverage. Directors elected to the Board prior to April 21, 2000 are eligible to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Medical coverage for directors elected after April 21, 2000 was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Each non-employee director elected to the Board prior to January 1996 participates in a pension plan that provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Eccles and Hope currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Directors first elected to the Board prior to 1996 will continue to be eligible for the $36,000 annual pension. However, such directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

As part of its overall program to promote charitable giving, the Company established the Union Pacific Corporation Board of Directors’ Charitable Contribution Plan pursuant to which the Company purchased $1 million of life insurance on each director elected prior to April 21, 2000. Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company’s Foundation may reduce the amount of funding that the Company provides to the Foundation. This Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, each non-employee director of the Company is granted annually on the date of the first Board of Directors meeting of a calendar year an option to purchase shares of Common Stock of the Company. The exercise price for each option granted is the fair market value of the Common Stock on the date of grant, and the number of shares granted is determined by dividing 60,000 by 1/3 of the fair market value on such date. Each of the non-employee directors of the Company on January 27, 2005 was granted an option to purchase 3,050 shares at an option price of $59.12 per share. The 2000 Plan also provides that each non-employee director, upon election to the Board of Directors, shall receive a grant of 1,000 restricted shares of Common Stock or restricted share units, such units to represent the right to receive Common Stock in the future. The restricted shares or share units vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents on such shares or units, but may not transfer or encumber such shares or units and will forfeit such shares or units unless he or she remains a director during the restricted period.

Governance of the Company

In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2004, the Board of Directors met six times and participated in two conference calls. None of the directors attended fewer than 75% of the meetings of the Board and

Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 98%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 18 sets forth the new policy that all directors shall attend the Annual Meeting. Two directors attended last year’s Annual Meeting.

Committees of the Board

Except with respect to the Executive and Finance Committees, which include non-independent directors, all other Committees are comprised entirely of non-management directors who qualify as independent directors under applicable listing standards of the Exchange, SEC regulations and the Director Independence Standards adopted by the Board and included in this Proxy Statement beginning on page 23.

Executive Committee

The current members of the Executive Committee are Philip F. Anschutz (Chair), Richard K. Davidson, Thomas J. Donohue, Archie W. Dunham, Judith Richards Hope and Steven R. Rogel.

The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 2004.

Audit Committee

The current members of the Audit Committee are Judith Richards Hope (Chair), Spencer F. Eccles, Michael W. McConnell and Ernesto Zedillo.

The Audit Committee operates under a charter revised and approved by the Board of Directors on November 18, 2004, which is appended hereto as Appendix A. In accordance with Exchange and SEC requirements and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies, the Board has determined that all members of the Committee satisfy the additional independence criteria applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise. Additionally, the Board has determined that both Mr. Eccles and Mr. McConnell qualify as “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

The Committee meets regularly with financial management, the general counsel, the internal auditors and the independent auditor of the Company to provide oversight to the financial reporting process and internal control structure. The Committee appoints the independent auditor of the Company, pre-approves all audit engagement fees and all non-audit services provided by the independent auditor, reviews the scope of audits as well as the annual audit plan, evaluates the independent auditor through assessments of quality control procedures, peer reviews, and results of inquiries or investigations and establishes hiring policies with respect to employees and former employees of the independent auditor. The independent auditor, the internal auditors and the general counsel have unrestricted access to the Committee and each meet separately on a regular basis with the Committee, without Company management representatives present, to discuss, among other matters, the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee reviews the adequacy of disclosures to be included in the annual report to shareholders regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. In addition, the Committee reviews the administration of the Company’s Code of Ethics for the CEO and Senior Financial Officers and the Statement of Business Conduct and Ethics for employees as well as policies concerning derivatives, environmental management, use of corporate aircraft and officers’ travel and business expenses. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The Committee met five times in 2004 and has scheduled twelve meetings in 2005.

During 2004, management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. As this testing and evaluation proceeded, the Committee met with management periodically during the year to receive updates and review and consider the adequacy of the Company’s internal control over financial reporting. The Committee discussed these matters with the Company’s independent auditor and with appropriate officers and employees of the Company, including internal auditors and financial and accounting personnel. Management’s Annual Report on Internal Control over Financial Reporting, in addition to the report of the Company’s independent auditor, are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent auditor. By approving the engagement, which is performed in January of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent auditor, the Audit Committee has adopted procedures requiring the Chief Accounting Officer, at the time of appointment of the independent auditor, to present a budget to account for three categories of non-audit services: (1) audit-related services, (2) tax services and (3) other services. The budget will be detailed as to the particular services to be provided to ensure that the Committee will know what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that have exceeded budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that have exceeded budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s consolidated financial statements for the year ended December 31, 2004. The Committee has discussed with the Company’s independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and SEC Rule 2-07 of Regulation S-X. The Committee has also received and reviewed a report from Deloitte & Touche LLP describing all relationships between Deloitte & Touche LLP and the Company and any other relationships, including the provision of the non-audit services listed below, that may adversely affect the independence of Deloitte & Touche LLP. Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors and the Board approved that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Audit Fees. The audit fees billed to the Company by Deloitte & Touche LLP for the year ended December 31, 2004 and 2003, totaled $2,683,123 and $1,754,073, respectively.

Audit-Related Fees. The audit-related fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2004 and 2003, totaled $756,652 and $1,181,199, respectively. Audit-related services include consultation on accounting standards and transactions, audits of employee benefit plans, audits of subsidiary companies and work performed in 2003 in conjunction with the initial public offering of Overnite Corporation.

Tax Fees. The tax fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2004 and 2003 totaled $55,450 and $153,120, respectively. Tax fees included work performed for foreign tax issues, operational tax strategies and Internal Revenue Service audit work.

Other Fees. All other fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2004 and 2003, for tax services provided to certain executives totaled $9,592 and $158,014, respectively.

The Audit Committee

Judith Richards Hope, Chair

Spencer F. Eccles

Michael W. McConnell

Ernesto Zedillo

Finance Committee

The current members of the Finance Committee are Archie W. Dunham (Chair), Philip F. Anschutz, Erroll B. Davis, Jr., Judith Richards Hope and Ernesto Zedillo.

The Committee operates under a written charter and is responsible for oversight of the Company’s financial position. The Committee meets regularly with management to review the Company’s capital structure, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, insurance programs and other related matters. The Committee also reviews the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 2004.

Compensation and Benefits Committee

The current members of the Compensation and Benefits Committee are Thomas J. Donohue (Chair), Spencer F. Eccles, Michael W. McConnell and Steven R. Rogel.

The Committee operates under a written charter and has direct responsibility to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance and, together with other independent directors, determine and approve the CEO’s compensation level based on such evaluation. The Committee has direct responsibility to review and refer to the Board for approval employee salaries at the level set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee also has direct responsibility to oversee the Company’s executive incentive plans and determines the amounts of, and the individuals to whom, awards shall be made thereunder. Determinations of the Committee with respect to the annual incentive program are referred to the Board for approval. The Committee is responsible for reviewing and recommending to the Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also periodically reviews the Company’s vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See pages 28 through 32 for the Committee’s report on 2004 compensation and stock ownership programs. The Committee met four times in 2004.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Steven R. Rogel (Chair), Philip F. Anschutz, Thomas J. Donohue and Archie W. Dunham.

The Committee, which has a leadership role regarding governance, operates under a written charter and assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director consistent with criteria approved by the Board and recommends candidates to the Board of Directors as nominees for director for election at Annual Meetings or to fill such Board vacancies as may occur during the year. The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for members of the Board, reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board evaluation, continuing education, size, retirement policy and stock ownership. The Committee met two times in 2004.

The Committee will consider director candidates suggested by shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2006 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 5, 2006 and ending on February 4, 2006, and include the information specified by, and otherwise comply with, the nomination procedures set forth in the Company’s By-Laws. Any shareholder wishing to receive a copy of the Company’s By-Laws should direct a written request to the Secretary at the Company’s executive offices.

In addition to evaluating candidates suggested by shareholders of the Company, the Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. The Company from time to time employs a search firm on behalf of the Committee to identify and help evaluate suitable candidates.

The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies set forth below. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. The Committee requires that all candidates exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board, in addition to having demonstrable and significant professional accomplishments and effective management and leadership capabilities. The Committee emphasizes familiarity with the rail transportation industry and the Company’s customers and suppliers when considering candidates. The Committee considers the number of other public boards on which candidates serve in connection with determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function. The Committee will consider candidates at any time during the year, and the Committee meets every January or February to consider the inclusion of nominees in the Company’s Proxy Statement. During this meeting the Committee considers each nominee by reviewing relevant information provided by the nominee in his or her mandatory questionnaire, applying the criteria listed above and assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board. The Committee will consider candidates nominated by shareholders in the same manner after ensuring that any such nomination has been made in compliance with the By-Laws of the Company and the applicable SEC rules and regulations governing shareholder nominations.

Erroll B. Davis, Jr., a current nominee to serve on the Board, has been a member of the Board since June 1, 2004. Mr. Davis was recommended to the Committee as a qualified candidate by the Chairman of the Company. James R. Young, a current nominee to serve on the Board, has been a member of the Board since March 1, 2005. Mr. Young replaces Ivor J. Evans who retired February 28, 2005. All of the other nominees are current members of the Board and have been nominated by the Committee and elected by the shareholders in prior years.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with the assistance of independent counsel retained by the Committee, reviewed and recommended changes to the Company’s corporate governance guidelines and policies to meet the Committee’s current understanding of best practices and to satisfy SEC requirements and the listing standards of the Exchange. The Board approved the new guidelines and policies presented below. The Committee and the Board will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two management directors.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the Exchange definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the next succeeding section titled “Director Independence Standards”. In addition, directors who serve on the Audit Committee must meet additional independence criteria applicable to audit committee members under Exchange listing standards, as described in the second succeeding section titled “Audit Committee Independence Standard”. Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Director Attendance at Annual Shareholder Meetings. It shall be the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Number of Committees. The current standing committees are the Executive Committee, Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Executive Sessions of Non-Management Directors. Regularly scheduled sessions of non-management directors are held at every meeting of the Board, and the presiding director for each session is rotated in alphabetical order, except the January executive session is led by the Chair of the Corporate Governance and Nominating Committee.

Parties wishing to communicate with the non-management directors may do so by writing to Presiding Director, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in Common Stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least three times the value of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-management directors prior to the January Board meeting for purposes of evaluating the Chairman and CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of Company and Chairman and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the Chairman and CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Finance Committee then review with the Chairman and CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Confidential Voting. It is the Board’s policy that all stockholder proxies, consents, ballots and voting materials that identify the votes of specific stockholders be kept confidential from the Company with access to proxies, consents, ballots and other stockholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Director Independence Standards

The Board of Directors adopted director independence standards set forth below and determined that an “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12 month period within the last three years any direct compensation from the Company in excess of $100,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director (a) is a current employee of a company that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (b) is a partner, principal or member of, or is employed in a professional capacity by, any professional services firm that receives payments from the Company (a professional services firm that provided services to the Company before the Board’s adoption of this standard may complete an engagement that existed as of January 1, 2004, but only to the extent that: (i) it is in the best interest of the Company that the professional services firm do so, as determined by the Board; and (ii) any such continuing engagement is terminated as soon as practical taking into consideration the best interest of the Company);

(6)	a member of the director’s immediate family: (a) is a current executive officer of another company that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (b) is a partner, principal or member of, or is employed in a professional capacity by, any professional services firm that receives payments from the Company; and

(7)

the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee Independence Standard

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with SEC regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company’s Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 2004.

Security Ownership of Certain Beneficial Owners

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	26,953,799(a)	10.4%

(a)	Based on information contained in Schedule 13G filed by Dodge & Cox with the SEC with respect to shares of Common Stock owned on December 31, 2004. According to the filing, on that date Dodge & Cox had in the aggregate sole and shared power to vote 25,257,832 and 405,300, respectively, of such shares, and sole and shared power to dispose of 26,953,799 and 0, respectively, of such shares.

Certain Relationships and Related Transactions

Transactions Involving Anschutz Affiliates

Philip F. Anschutz, a nominee for director, is the Chairman of the Board, Chief Executive Officer and a director of The Anschutz Corporation and Anschutz Company, the corporate parent of The Anschutz Corporation. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation.

Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of The Anschutz Corporation, entered into an agreement with the Railroad, replacing agreements between ANSCO and Southern Pacific Rail Corporation’s railroad subsidiaries assumed by the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad’s rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental based on the Railroad’s usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars. Compensation paid or accrued to the Railroad during 2004 under all three agreements totaled approximately $435,220.

Pacific Pipeline System LLC (Pacific Pipeline), approximately 37% of which was owned by Anschutz Company in 2004, owns a crude oil pipeline located on a portion of the Railroad’s right-of-way between Santa Clarita and Los Angeles/Long Beach, California. On March 3, 2005, Anschutz Company sold its interest in Pacific Pipeline. The pipeline is covered by an easement agreement between the Railroad, as successor in interest to Southern Pacific Transportation Company (SPTC), and Pacific Pipeline, which provides for compensation to the Railroad for the use of its right-of-way. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. The total amount paid to the Railroad by Pacific Pipeline under this agreement in 2004 was approximately $733,100. In January 2005, Pacific Pipeline paid the Railroad approximately $733,100 for rentals under the easement agreement for calendar year 2005. Pursuant to the terms of the easement agreement, the annual rental will be revised in accordance with a prescribed valuation procedure to reflect the current fair market rental and any reduction in the length of the right-of-way covered by the easement agreement.

Other Business Relationships

Judith Richards Hope, a nominee for director, resigned as a senior advisor to the law firm of Paul, Hastings, Janofsky & Walker effective as of January 31, 2005. The firm has provided legal services to the Company and is completing one representation. Mrs. Hope was not involved in providing any of those services and received no financial benefit therefrom. As of February 26, 2004, the Company’s Board of Directors established an independence standard not to obtain professional services from any firm where a director is employed or affiliated, which included the retention of the Paul, Hastings firm for further matters so long as Mrs. Hope is a director of the Company and is associated with the firm.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following independent directors: Thomas J. Donohue, Spencer F. Eccles, Michael W. McConnell and Steven R. Rogel.

The Company has no interlocks or insider participation.

Report on Executive Compensation

The Compensation and Benefits Committee has direct responsibility for administering the executive compensation and stock ownership programs for the Company. The Committee conducts its activities in accordance with its Charter and with the assistance of an independent consultant who was selected and retained by the Committee and performs no other services for the Company.

The Committee administers a performance-based executive compensation program consisting of annual and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

Annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, generally 20% to 75% of total annual compensation will be at risk. The Committee reviews each senior executive officer’s salary, taking into consideration the executive’s performance, corporate and operating unit performance, the executive’s position and responsibility in the organization, the executive’s experience and expertise, internal pay equity, and salaries for similar positions at comparable companies. In making salary recommendations or decisions, the Committee exercises subjective judgment using no specific weights for the above factors. Average base salaries for the Company’s executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance objectives, total cash compensation for executives, including salary and bonus, could be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on page 43, as well as industrial companies of a similar size in different lines of business with which the Company competes for executive talent. Comparable companies for the named executive officers were selected by the Committee itself and include 15 companies of similar industry, sales, assets, or market capitalization.

In November 2004, the Board of Directors approved a new Executive Incentive Plan (the new EIP) that is being presented to shareholders for approval. The new EIP is summarized beginning on page 44. The new EIP is similar to the current EIP as described below, however it provides for performance targets to be set by the Committee annually to adjust to the changing business climate. In February 2005, the Board of Directors approved the new EIP corporate targets for calendar year 2005 based upon the Company’s internal measure of average network velocity and operating income growth. The amount payable to individual executives from the EIP will be based upon an evaluation of a combination of corporate and individual performance as appropriate for the position, including safety, customer satisfaction or other criteria.

For performance year 2004, annual incentive pay was administered under the current Executive Incentive Plan (EIP). The EIP credits a reserve account in years where the results from continuing operations produce a return on average annual shareholders’ equity (ROE), before accounting changes, of at least 10%. In 2004, the Company did not achieve 10% ROE. While a balance was available from prior years’ performance from which awards could be granted, management recommended and the Committee agreed that no EIP award would be made to any executive. The decision to forego annual incentive payments was consistent with the Committee’s pay-for-performance philosophy and the concept of at-risk compensation.

Long-Term Compensation

The Committee believes that long-term compensation should comprise a substantial portion of each executive officer’s total compensation. The Company’s long-term compensation incentives currently include stock options, retention stock, and retention stock units. The Company’s 2001 Long Term Plan described below also included a cash award.

Executive Incentive Premium Exchange Program (PEP). Executives have an alternative to forego all or a portion of their EIP award in exchange for retention stock units equal to 150% of the incentive amount forgone pursuant to the PEP. The retention stock units are subject to a three-year employment requirement. No EIP awards were made for performance year 2004. Prior years’ EIP amounts forgone under the PEP are reported in the Restricted Stock Awards column of the Summary Compensation Table.

Stock-Based Awards. Stock-based awards are key elements in the Company’s long-term compensation program. The size of stock awards is based on the executive’s position, experience and performance, without giving particular weight to any one factor. The number of options currently held by an executive is not a factor in any award grant. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to 10 years from the date of grant. The Company maintains guidelines for executive stock ownership levels ranging from one to seven times salary. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock (or Common Stock units) 100% of the profit realized from the vesting of retention stock and stock units and the exercise of options net of taxes, and in the case of options, the cost of exercise. Retention stock and retention stock units generally require three or four years of continuous employment to vest.

2001 Long Term Plan (LTP). In November 2000, the Committee established the LTP to further align the interests of key employees with Company shareholders. Participants were awarded retention shares or retention stock units and cash awards subject to attainment of performance targets and continued employment through January 31, 2004. The LTP performance criteria included three-year (2001-2003) cumulative Earnings Per Share and stock price targets. Executives subject to restrictions under Section 162(m) of the Internal Revenue Code (the Code) were required to defer receipt of any retention stock units awarded until termination of employment pursuant to the Company’s Deferral of Stock Award Gains Program. The LTP paid awards on January 31, 2004 based on cumulative Earnings Per Share of $13.84 ($3.77, $5.05, and $5.02 earned in 2001, 2002 and 2003, respectively, excluding the accounting adjustment for Financial Accounting Standards Board Statement No. 143, “Accounting for Asset Retirement Obligations”, recorded in the first quarter of 2003) totaling 48% of the maximum amount available under the plan.

Deductibility of Performance-Based Compensation

The Committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and executive officers. The

Committee may award non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives.

CEO Compensation

2004 was a challenging year for the Company as vigorous economic growth led to unprecedented demand for our services and strained the capabilities of our system. After consecutive industry leading and record setting years, the Company’s 2004 financial performance was impacted by service issues and record high fuel prices. Throughout the challenges of 2004, Mr. Davidson ensured the Company stayed focused on implementing strategic actions for restoring network efficiency, better leveraging the assets of the franchise, and paving the way for future returns.

With unprecedented demand for our service, revenue was the highest in the history of the industry at $12.2 billion, up 6%, surpassing 2003’s record by more than $660 million. This top line growth was driven in part by record volume levels as well as the implementation of successful pricing strategies and fuel cost recovery programs.

Operationally, Mr. Davidson initiated action plans to address the surge of freight demand by significantly increasing resources, resulting in the addition of nearly 5,000 new conductors and placing into service 398 new locomotives during 2004. Additionally, constrained sections of the network were examined and congestion addressed by reducing trains and limiting volume in certain corridors. Together, these measures were designed to bring stability to the system.

Mr. Davidson also focused the Company on several key strategic initiatives to improve network reliability and efficiency. Industrial engineering techniques have been introduced which have, to date, demonstrated positive results where implemented across the system. Reexamining and revamping the network logistics planning process was also initiated in 2004. This initiative will eliminate unnecessary work, streamline the system and optimize network capacity.

During 2004, the Railroad continued to maintain its heightened focus on safety and derailment prevention. While the Company continues to make improvements, achieving best ever results in reportable injuries and derailment costs on a Gross Ton Mile basis, our objective continues to be to eliminate all employee injuries and derailments. Unfortunately, the Railroad, and the entire railroad industry, experienced an increase in grade crossing incidents in 2004, after several years of decline.

Mr. Davidson ensured the Company was focusing on the future with his commitment to strategic initiatives related to the Yield Strategy and increasing the value of the rail franchise. The Company’s financial strength remained strong as evidenced by the debt to equity ratio improving to a U.S. rail industry best of 39.1%.

Mr. Davidson is the Company’s most highly compensated officer. Mr. Davidson’s current salary is $1,350,000 and was not adjusted during 2004. He recommended that he and other executive officers receive no bonus for 2004. After thorough review of the Company’s performance during 2004, the Committee decided to award no bonus to Mr. Davidson and the other executive officers. In January 2004, Mr. Davidson earned $3.2 million in payout under the LTP. He also received a deferred cash payment of $181,499, which is equal to the interest on his then outstanding $3.0 million loan pursuant to the terms of the Executive Stock Purchase Incentive Plan (ESPIP) as described on page 35. As of January 2004, Mr. Davidson had prepaid his outstanding loan balance under the ESPIP. In January 2005, the Board of Directors reviewed Mr. Davidson’s performance and all elements of his compensation. Based on that review and other factors including competitive compensation information, specifically data from companies selected by the Committee itself, the Committee awarded him 325,000 stock options.

The Compensation and Benefits Committee

Thomas J. Donohue, Chair

Spencer F. Eccles

Michael W. McConnell

Steven R. Rogel

Summary Compensation Table

The following table provides a summary of compensation during the last three calendar years for the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

					Long-Term Compensation			All Other Compen- sation (e)
Name and Principal Position	Annual Compensation				Awards		Payouts
	Year	Salary	Bonus (a)	Other Annual Compen- sation (b)	Restricted Stock Awards (c)	Options/ SARs	LTIP Payouts(d)
Richard K. Davidson	2004	$1,350,000	$0	$171,105	$0	325,000	$3,401,099	$111,161
Chairman and CEO	2003	1,258,333	0	211,517	4,500,000	325,000	7,999,113	89,598
	2002	1,187,500	0	79,204	11,365,650	200,000	0	90,335

Ivor J. Evans	2004	843,334	0	179,309	0	165,000	1,861,529	61,444
Vice Chairman (f)	2003	770,000	1,583,000	118,524	67,000	150,000	3,999,556	63,801
	2002	723,339	0	91,507	5,074,000	100,000	0	58,075

James R. Young	2004	545,417	0	56,928	0	100,000	1,207,350	25,321
President and COO	2003	465,000	0	197	1,050,000	75,000	1,628,258	20,651
of the Railroad (g)	2002	441,668	450,000	191	2,484,200	50,000	0	18,968

Dennis J. Duffy	2004	485,000	0	916	0	85,000	1,207,350	23,959
Executive Vice	2003	461,667	650,000	379	0	75,000	1,612,322	21,954
President-Operation of the Railroad	2002	441,668	90,000	330	3,024,200	50,000	0	20,107

John J. Koraleski	2004	370,833	0	123	0	44,000	921,689	17,772
Executive Vice	2003	350,000	490,000	111	0	40,000	1,599,823	15,684
President-Marketing and Sales of the Railroad	2002	336,667	450,000	108	1,129,600	35,000	0	14,769

(a)	Bonus amounts foregone under the Company’s PEP for 2002 and 2003 are excluded from the bonus column, and the value of the retention stock units awarded is included in the restricted stock awards column.
(b)

Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans, above market interest and certain personal benefits, including the following: for Mr. Davidson in 2004, 2003 and 2002—use of corporate aircraft $133,835, $112,083 and $45,408, respectively, and tax and financial counseling services $33,833, $96,031 and $30,746, respectively; for

Mr. Evans in 2004, 2003 and 2002—use of corporate aircraft $161,951, $101,439 and $61,022, respectively, and tax and financial counseling services $12,705, $14,045 and $27,803, respectively; and for Mr. Young in 2004—use of corporate aircraft $52,030.

(c)	Aggregate restricted stock holdings and the value thereof as of December 31, 2004: Mr. Davidson, 271,307 stock units, $18,245,396; Mr. Evans, 91,223 stock units, $6,134,747; Mr. Young, 60,150 stock units, $4,045,088; Mr. Duffy, 53,666 stock units, $3,609,039; and Mr. Koraleski, 20,000 stock units, $1,345,000. For awards of retention stock units, the holder is entitled to receive dividends during the vesting period, which are paid at the same rate and time as dividends that would be paid on an equivalent number of shares of Common Stock.
(d)	Payouts for 2003 consist of deferred cash payments equal to two-thirds of the outstanding principal balances, plus net accrued interest on loans under the ESPIP described below. Payouts for 2004 for Messrs. Davidson, Evans and Koraleski consist of deferred cash payments of $181,499, $90,749 and $36,299, respectively, equal to the interest on their loan amount outstanding under the ESPIP and $3,219,600 ($1,680,000 cash and 24,000 shares of Common Stock), $1,770,780 ($924,000 cash and 13,200 shares of Common Stock) and $885,390 ($462,000 cash and 6,600 shares of Common Stock), respectively, as payments under the LTP described on page 30. Payouts for 2004 for Messrs. Young ($630,000 cash and 9,000 shares of Common Stock) and Duffy ($630,000 cash and 9,000 shares of Common Stock) are payments under the LTP.
(e)	All Other Compensation for 2004 consists of Company-matched thrift plan contributions (Mr. Davidson $40,500, Mr. Evans $25,300, Mr. Young $16,363, Mr. Duffy $14,550 and Mr. Koraleski $11,125), and life insurance premiums in 2004 (Mr. Davidson $70,661, Mr. Evans $36,144, Mr. Young $8,958, Mr. Duffy $9,409 and Mr. Koraleski $6,647).
(f)	Mr. Evans was elected Vice Chairman of the Company and the Railroad, effective February 1, 2004, and retired effective February 28, 2005. Mr. Evans will receive retirement benefits comparable to other executives retiring within the same time frame, other than the Board approved 2 1/2 years of age and service credit under the Supplemental Plan as described on page 40, and the Compensation and Benefits Committee approved acceleration of vesting requirements with respect to 91,223 retention stock units and 50,000 stock options.
(g)	Mr. Young was elected President and Chief Operating Officer of the Railroad, effective February 1, 2004.

Indebtedness of Management

In September 1999, the Board of Directors approved the ESPIP whereby certain officers of the Company purchased Common Stock at fair market value with the proceeds of full-recourse, unsecured, interest bearing loans from the Company. The loans have a seventy-six month term and accrue interest at 6.02% (the applicable federal rate as determined pursuant to Section 1274(d) of the Code on the purchase date for loans of such maturity), compounded annually. Deferred cash payments were to be awarded to participants to repay interest and the loan principal if certain performance and retention criteria were met within the 40-month performance period that ended January 31, 2003.

Following satisfaction of various performance criteria during the term of the ESPIP and continued employment with the Company through January 31, 2003, participants received a deferred cash payment equal to two-thirds of the outstanding principal balance plus the net accrued interest on their loan. Such amounts were applied against the outstanding loan balances of each participant pursuant to the terms of the ESPIP. The remaining balance of the loan was payable in three equal installments on January 31, 2004, January 31, 2005 and January 31, 2006. All of the executive officers elected to prepay their outstanding loan balances on or before January 31, 2004.

The following table details those executive officers who had indebtedness under the ESPIP during 2004:

Name	Greatest Amount of Indebtedness in 2004	Aggregate Amount of Indebtedness as of December 31, 2004 (a)
R. K. Davidson	$3,204,964	$0
I. J. Evans	1,602,482	0
J. J. Koraleski	640,992	0
L. M. Bryan, Jr.	320,497	0
R. M. Knight, Jr.	160,248	0
M. E. McAuliffe	128,199	0

(a)	All outstanding loans were paid off on or before January 31, 2004.

Security Ownership of Management

The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of February 25, 2005 by the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Name	Number of Shares Beneficially Owned (a)	Percent Of Class
Richard K. Davidson	2,482,710	0.94%
Ivor J. Evans	706,262	0.27%
James R. Young	383,887	0.15%
Dennis J. Duffy	393,122	0.15%
John J. Koraleski	340,918	0.13%

(a)	Each individual has sole voting power with respect to the shares beneficially owned. Included in the number of shares beneficially owned by Messrs. Davidson, Evans, Young, Duffy and Koraleski are 1,629,036, 473,821, 314,641, 322,631 and 245,157, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Included in the number of shares owned by Messrs. Davidson, Evans, Young and Duffy are 318,871, 136,856, 19,207 and 25,515 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention shares and units which they will acquire as shares of Common Stock at termination of employment. Not included in the number of shares owned by Messrs. Davidson, Evans, Young, Duffy and Koraleski are 271,307, 91,223, 60,150, 53,666 and 20,000 retention stock units, respectively, awarded under Company stock plans.

Option/SAR Grants Table

The following table sets forth information concerning individual grants of stock options during 2004 to the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/ SARs Granted to Employees	Exercise or Base Price	Expiration Date	Grant Date Present Value (a)
Richard K. Davidson	325,000	14.6%	$65.10	1/29/2014	$5,328,505
Ivor J. Evans	165,000	7.4%	65.10	1/29/2014	2,705,241
James R. Young	100,000	4.5%	65.10	1/29/2014	1,639,540
Dennis J. Duffy	85,000	3.8%	65.10	1/29/2014	1,393,609
John J. Koraleski	44,000	2.0%	65.10	1/29/2014	721,398

(a)	Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 25.9%; expected dividend yield, 1.7%; expected option term, 6 years; and risk-free rate of return, 3.3%.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth individual exercises of stock options during 2004 by the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End	Value of Unexercised In- the-Money Options/SARs at FY-End
			Exercisable/ Unexercisable	Exercisable/ Unexercisable(a)
Richard K. Davidson	372,258	$11,110,510	1,337,700 606,000	$15,514,575 3,719,500
Ivor J. Evans	0	0	325,000 215,000	3,604,250 1,728,250
James R. Young	0	0	223,200 100,000	2,600,400 215,000
Dennis J. Duffy	7,445	133,042	246,200 85,000	2,919,130 182,750
John J. Koraleski	0	0	205,700 44,000	2,484,575 94,600

(a)	Represents the closing price per share of the Common Stock on the last day of the fiscal year less the option price multiplied by the number of shares. The closing price per share was $67.25 on the last trading day of the fiscal year as reported on the Exchange.

Equity Compensation Plan Information

The following table summarizes the equity compensation plans under which the Company’s Common Stock may be issued as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders	14,122,940	(a)	$56.56	(b)	21,987,959
Equity compensation plans not approved by security holders(c)	4,441,118		55.00		0

Total	18,564,058		56.17		21,987,959

(a)	Includes 1,041,925 retention units that do not have an exercise price. Does not include 235,490 retention shares that are actually issued and outstanding.
(b)	Does not include the retention units or retention shares described in footnote (a).
(c)	The UP Shares Stock Option Plan (UP Shares Plan) is the only equity compensation plan not approved by shareholders. The UP Shares Plan was approved by the Company’s Board of Directors on April 30, 1998 and reserved 12,000,000 shares of Common Stock for issuance. The UP Shares Plan was a broad-based option program that granted each active employee on April 30, 1998 non-qualified options to purchase 200 shares of Common Stock at $55.00 per share. Options became exercisable on May 1, 2001 and expire on April 30, 2008. If an optionee’s employment terminates for any reason, the option remains exercisable for a period of one year after the date of termination, but no option is exercisable after April 30, 2008. No further options may be granted under the UP Shares Plan.

Defined Benefit Plans

Pensions for non-agreement employees of the Company and the Railroad are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers

and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average compensation for the 36 consecutive months of highest regular compensation (including up to three EIP awards within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings).

The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of service and deemed age, for the inclusion of earnings in excess of limits contained in the Code and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of limitations provided for under the Code. Messrs. Davidson, Evans, Young, Duffy and Koraleski have accrued benefits under the Supplemental Plan.

The credited years of service and approximate annual final average earnings (as of February 28, 2005) for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows: Mr. Davidson 40, $4,599,000; Mr. Evans 20, $2,179,000 (including 2 1/2 years of age and service credit under the Supplemental Plan in connection with his retirement); Mr. Young 26, $1,059,000; Mr. Duffy 31, $1,021,000; and Mr. Koraleski 32, $786,000.

Prior to 1996, the Company purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company’s obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan, net of federal taxes, will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon annual final average earnings and years of employment is illustrated in the following table:

	Years of Employment
Final Average Earnings	10 Yrs Employ- Ment	15 Yrs Employ- ment	20 Yrs Employ- ment	25 Yrs Employ- ment	30 Yrs Employ- ment	35 Yrs Employ- ment	40 Yrs Employ- ment
$800,000	$130,890	$196,330	$261,780	$327,220	$392,590	$431,350	$470,110
1,000,000	164,230	246,340	328,460	410,570	492,590	541,350	590,110
1,200,000	197,570	296,350	395,140	493,920	592,590	651,350	710,110
2,000,000	330,930	496,390	661,860	827,320	992,590	1,091,350	1,190,110
2,200,000	364,270	564,400	728,540	910,670	1,092,590	1,201,350	1,310,110
3,000,000	497,630	746,440	995,260	1,244,070	1,492,590	1,641,350	1,790,110
4,000,000	664,330	996,490	1,328,660	1,660,820	1,992,590	2,191,350	2,390,110
4,600,000	764,350	1,146,520	1,528,700	1,910,870	2,292,590	2,521,350	2,750,110
5,000,000	831,030	1,246,540	1,662,060	2,077,570	2,492,590	2,741,350	2,990,110
5,600,000	961,920	1,442,870	1,923,840	2,404,790	2,885,180	3,172,700	3,460,220

The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with 50% surviving spouse’s benefit, and reflect offsets for Social Security or Railroad Retirement.

Change in Control Arrangements

In November 2000, the Board of Directors adopted a Change in Control policy to provide the Company with a smooth transition of management and continuing operations throughout a Change in Control transaction. The Key Employee Continuity Plan (the Continuity Plan) provides severance benefits to 29 senior level executives of the Company and its subsidiaries in the event a Change in Control occurs and, in addition, the covered executive is involuntarily terminated or constructively discharged within two years following a Change in Control. A Change in Control is generally deemed to occur if (i) any person or group becomes the beneficial owner of 20% or more of the Company’s outstanding voting securities, (ii) there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board), (iii) a merger, consolidation or reorganization which results in the Company’s shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity, or (iv) a liquidation, dissolution or sale of all or substantially all the Company’s assets.

Under the Continuity Plan, severance benefits are the same for all covered executives except for the multiple used to determine lump sum severance payments with respect to base salary and the average annual incentive compensation earned in the most recent three calendar years. Covered executives are categorized into three tiers under the Continuity Plan, with Tier 1 executives receiving a multiple of three; Tier 2 executives receiving a multiple of two; and Tier 3 executives receiving a multiple of one and one-half. The severance benefits provided under the Continuity Plan are subject to the terms and limitation of the Board’s policy on future severance agreements described in this Proxy Statement on page 23. Messrs. Davidson and Young are Tier 1 executives and Messrs. Duffy and Koraleski are Tier 2 executives. Other benefits under the Continuity Plan include the continuation of health insurance, dental and executive life insurance for three years reduced by any benefits receivable from a subsequent employer. The Continuity Plan provides for automatic vesting in the Company’s Supplemental Plan and an additional accumulation of three years of age and service credit (subject to certain limits). Covered executives will also be made whole with respect to any excise tax imposed by Section 4999 of the Code upon the severance benefits received under the Continuity Plan. Under the Change in Control provisions adopted in various compensation plans and subject to certain limitations, there will be an acceleration of the vesting of, or lapse of restrictions and restriction periods applicable to, outstanding stock options, retention stock and other similar equity based awards, along with the deemed satisfaction of certain performance criteria, to the extent not previously vested or satisfied. In addition, executives will be allowed to cash out of certain deferred compensation programs and receive cash payment on certain retention shares.

Five-Year Performance Comparison

The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising Burlington Northern Santa Fe Corporation, CSX Corporation and Norfolk Southern Corporation.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

UPC, S&P 500 AND PEER GROUP

DOLLARS

(2) ADOPTION OF THE UNION PACIFIC CORPORATION

EXECUTIVE INCENTIVE PLAN

Introduction

On November 18, 2004, the Board of Directors (the Board), upon recommendation by the Compensation and Benefits Committee, approved and adopted the Union Pacific Corporation Executive Incentive Plan (the Plan) to govern the award and payment of annual bonuses to certain Company executives and directed that the Plan be submitted to the shareholders for approval so that payments under the Plan will be deductible by the Company for federal income tax purposes.

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide financial performance incentives to those executives to promote the Company’s success. The Board also believes that the Plan serves the Company’s interest by focusing management’s attention on the achievement of those goals that the Board determines to be strategically and operationally important for the Company.

The Plan is intended to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. The Board believes that it is in the best interests of the Company and its shareholders to ensure that bonuses to be paid to its executive officers are deductible by the Company for federal income tax purposes. Accordingly, the Company has structured the Plan to satisfy the requirements of Section 162(m) of the Code for “performance-based” compensation. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” (as defined in Regulation S-K, Item 402) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the company’s shareholders have approved the material terms of the performance goal under which compensation may be paid, including (i) the employees eligible to receive compensation, (ii) the description of the business criteria on which the performance goal is based and (iii) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the Plan is discussed below, and shareholder approval of the Plan will be deemed to constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m) of the Code.

The Plan will replace the Executive Incentive Plan of Union Pacific Corporation and Subsidiaries that was approved by shareholders at the 1995 Annual Meeting and is set to expire at the end of 2005. If the Plan is not approved by the shareholders, it is currently contemplated that any annual bonuses for fiscal year 2005 and subsequent years for executive officers would be discretionary and that such annual bonuses would not be deductible under Section 162(m) of the Code to the extent that they cause a Named Executive Officer’s compensation to exceed the $1 million limit.

The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the Plan. The full text of the Plan is appended hereto as Appendix B.

Administration

The Plan shall be administered by the Compensation and Benefits Committee (the Committee) which shall consist of two or more “outside” directors as such term is defined under Section 162(m) of the Code. The Committee shall have complete authority to make any and all decisions regarding the administration of the Plan, including interpreting the terms and provisions of the Plan, selecting the participants to receive awards under the Plan, determining the terms of the awards made under the Plan, and establishing and recommending to the Board for approval any incentive program, including any incentive pool, under the Plan.

The Committee may delegate various functions to a subcommittee or certain officers of the Company to the extent such delegation is not inconsistent with Section 162(m) of the Code.

Eligibility

Participants in the Plan are the Company’s Chief Executive Officer and such other executives of the Company as selected by the Committee. No non-employee director is entitled to participate in the Plan.

Establishment of Incentive Program

Within 90 days after the end of each fiscal year, the Committee may establish an incentive program under the Plan for the current year by determining the performance criteria to be used to determine amounts payable to participants under the Plan. Such performance criteria may also be used by the Committee to determine an incentive pool which will determine the aggregate amount payable to all participants under the Plan. The maximum amount payable to the Chief Executive Officer with respect to a year shall not exceed 0.25% of Operating Income (as defined in the Plan) for that fiscal year and shall not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive. The incentive program, including any incentive pool, established by the Committee, shall be reviewed and approved by the Board. The Plan defines “Operating Income” to mean, with respect to any year, the Company’s annual operating income (operating revenues less operating expenses) for the year as prepared pursuant to generally accepted accounting principles applicable in the United States (GAAP), but excluding the effect of any (a) accruals for amounts payable in respect of the Plan, (b) gains or losses arising from or related to the extinguishment of debt, the disposal of real estate, restructurings (which for purposes of the Plan are defined as those types of events described in or reported pursuant to Item 2.05 of SEC Form 8-K) and extraordinary items as disclosed in the Company’s consolidated statement of operations, notes to the consolidated financial statements or management’s discussion and analysis with respect to the consolidated financial statements for the applicable year or in another Company filing with the SEC, and (c) the cumulative effect of changes in accounting principles. Operating Income excludes the effect of any discontinued operations reported in the Company’s consolidated statement of operations.

Committee Certification and Determination of Awards

As soon as practicable after the end of each fiscal year, the Committee will certify, in writing, Operating Income for purposes of the Plan and the amount of the award for each executive officer who is subject to Section 162(m) of the Code. In determining the amount payable under any award, the Committee may in its discretion make any adjustments to any award as it deems appropriate, and if the Committee has established an incentive pool arrangement, the amount payable under the incentive pool for the fiscal year may be increased by the Committee based upon amounts payable but not paid under the annual incentive program from the previous year. However, in all cases, the maximum amount payable to the Chief Executive Officer and to any other executive will be subject to the limitations on the amount payable as described above. Determinations of awards by the Committee shall be reviewed and approved by the Board.

Payment of Awards

Following the Committee’s determination of awards to be paid to participants, such awards shall be paid in cash, or in the Committee’s discretion, in shares of the Company’s Common Stock (which shares of Common Stock will be issued pursuant to and subject to the limitations of the Union Pacific Corporation 2004 Stock Incentive Plan or another shareholder approved plan of the Company) or any combination thereof. The Committee may establish and approve a program that allows participants to elect to defer the payment of any award.

Duration and Amendment

The Board may suspend or terminate the Plan at any time. Additionally, the Board may amend the Plan as it deems advisable except that no amendment which is material for purposes of shareholder approval imposed by applicable law, including the requirement of Section 162(m) of the Code, shall be effective without the approval of the shareholders of the Company.

Federal Income Tax Consequences

The following is a brief description of the material federal income tax consequences associated with payments under the Plan. State, local and foreign tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Plan.

Under present federal income tax law, a Plan participant will be taxed at ordinary income rates on the cash portion of the bonus in the year in which such cash was received. If a participant elects to defer a portion of the bonus or to receive it in some form other than cash (if such alternatives are made available by the Committee), the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m) of the Code, the Company will receive a federal income tax deduction corresponding to the amount of income recognized by the participants.

New Plan Benefits

The bonuses, if any, that will be paid to the participants for any fiscal year are subject to the discretion of the Committee and, therefore, are not determinable at this time.

The Board of Directors recommends that shareholders vote FOR approval of Proposal 2.

(3) RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed Deloitte & Touche LLP as the independent auditor to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2005 subject to ratification by shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR approval of Proposal 3.

(4) SHAREHOLDER PROPOSAL REGARDING

PERFORMANCE AND TIME-BASED RESTRICTED SHARE GRANT PROGRAM

The Sheet Metal Workers National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, the beneficial owner of 8,000 shares of the Company’s Common Stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Resolved: That the shareholders of Union Pacific Corp. (“Company”) hereby request that the Board of Directors’ Compensation Committee adopt a performance and time-based restricted share grant program for senior executives that includes the following features:

(1) Operational Performance-Vesting Measures—The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting—A time-based vesting requirement of at least three years should also be a feature of the restricted shares program, so that operational performance and time-vesting requirements must be met in order for restricted shares to vest.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Supporting Statement: The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks. We believe that performance and time-vesting restricted shares should be an important component of such a program. In our opinion, performance and time-based restricted shares provide an effective means to tie equity compensation to meaningful operational performance beyond stock price performance.

A well-designed restricted share program can serve to help focus senior executives on achieving strong operational performance as measured over several years in areas determined by the Board to be important to the long-term success of the Company. The use of operational performance measures in a restricted share program can serve to complement the stock price performance measures common in senior executive equity compensation plans. In addition to operational performance requirements, time vesting requirements of at least three years will help reinforce the long-term performance orientation of the plan.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance criteria and associated performance benchmarks. It is requested that detailed disclosure of the performance criteria be provided in the Compensation Committee Report. Further, clear disclosure should be provided on the performance benchmarks associated with each performance criteria to the extent this information can be provided without revealing proprietary information. This disclosure will enable shareholders to assess whether the long-term equity compensation portion of the executive compensation plan provides challenging performance targets for senior executives to meet.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity compensation commensurate with their contributions to long-term corporate performance. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this important executive compensation reform.

Recommendation of the Board of Directors

The proposal requests that the Compensation and Benefits Committee (the Compensation Committee) adopt a performance and time-based restricted share grant program for senior executives. The Board of Directors recommends a vote against the proposal, because they believe that it narrowly focuses on a single form of performance-based compensation and is inconsistent with the variety of performance-based compensation programs that the Compensation Committee currently utilizes.

The Compensation Committee and the Board of Directors believe that it is an important goal to align the compensation of executive officers with long-term shareholder value. The Compensation Committee, which is composed entirely of independent directors as determined by the Board of Directors in accordance with applicable laws and the corporate governance listing requirements of the Exchange, has pursued this goal by establishing programs under which 20% to 75% of an executive’s total annual compensation generally is at risk, depending on performance and an executive’s position with the Company. The Board believes, however, that it is important for the Compensation Committee to retain flexibility to utilize a variety of performance-based compensation programs, so that it can evaluate the complete set of incentives established for executives, as well as adapt to changing corporate goals, competitive practices and accounting and tax rules.

The Company’s 2004 Stock Incentive Plan, which was approved by shareholders at the Company’s 2004 annual meeting, allows the Compensation Committee to grant awards pursuant to a variety of compensation programs, including programs under which stock options, restricted stock or stock units or cash awards are subject to satisfaction of performance targets, either in addition to or as an alternative to time-based vesting conditions. Moreover, the 2004 Stock Incentive Plan requires that restricted stock or stock unit grants generally include a three-year vesting condition. The Compensation Committee also has implemented other performance-based compensation arrangements, including an annual bonus program that includes performance requirements and allows executives to elect to receive all or part of their awards in the form of retention shares subject to a three-year vesting period. In 2004, as in past years, executive officers, including the Chief Executive Officer, elected to receive retention shares under this arrangement for a significant percentage of their performance-based bonuses. The Board believes that these and the other compensation programs described in the Report on Executive Compensation under the caption “Long-Term Compensation” provide an appropriate at-risk compensation component that properly motivates executives, aligns their interests with long-term shareholder value, and enables the Company to provide executive officers with competitive compensation.

Because the proposal would require the Compensation Committee to utilize one particular type of performance-based equity compensation program, the Board believes that the proposal would unnecessarily and unduly restrict the ability of the Compensation Committee to design and implement appropriate equity- and other performance-based compensation packages for the Company’s executive officers, and, therefore, the Board of Directors respectfully requests shareholders to vote AGAINST Proposal 4.

OTHER BUSINESS

The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

SEC FILINGS AND OTHER CORPORATE INFORMATION

The Company makes available free of charge on its Internet website at www.up.com (under the “Investors” caption link) the annual report on Form 10-K, the quarterly reports on Form 10-Q, the current reports on Form 8-K, the Proxy Statement and Forms 3, 4 and 5, filed on behalf of directors and executive officers and amendments to such reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The Company also makes available on its website previously filed SEC reports and exhibits via a link to “EDGAR” on the SEC’s Internet site at www.sec.gov. Additionally, the Company’s corporate governance materials (including Board Committee charters, governance guidelines and policies and codes of conduct and ethics for directors, officers and employees), news releases and other general information about the Company are all available on its website at www.up.com/investors. From time to time, the corporate governance materials on the website may be updated as necessary to comply with rules issued by the SEC and the Exchange or as desirable to promote the effective and efficient governance of the Company.

Copies of the Company’s 2004 Annual Report/Form 10-K, the Company’s report “Commitment to Diversity” and other corporate materials are also available, without charge, by writing to:

Secretary

Union Pacific Corporation

1400 Douglas Street, 19th Floor

Omaha, NE 68179

The references to the Company’s website in this Proxy Statement do not constitute incorporation by reference of the information contained on the website and should not be considered part of this Proxy Statement.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Interested parties wishing to communicate about the Company to the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications that are intended for a specific director or directors (i.e., Presiding Director of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to be responsible for processing communications received through these procedures and for forwarding communications to directors. All communications from shareholders are forwarded directly to the appropriate Board members. If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary has the authority to discard or take appropriate legal action regarding the communication.

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO VOTE BY TELEPHONE OR INTERNET OR TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

Barbara W. Schaefer

Senior Vice President—Human Resources

and Secretary

Appendix A

UNION PACIFIC CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Purpose

The Audit Committee (the Committee) will assist the Board of Directors in fulfilling its responsibility to oversee: (i) the independence, performance, and qualification of the independent auditor, (ii) the audits of the Company and its subsidiaries, (iii) the system of internal controls implemented throughout the Company, (iv) the integrity of the Company’s financial statements, (v) the Company’s compliance with legal and regulatory requirements, and (vi) the performance of the Company’s internal audit function. In addition, the Committee is responsible for preparing the Committee report to be included in the Company’s annual Proxy Statement and for reviewing appropriate standards of business conduct for the Company and its employees and monitoring compliance with these standards.

Membership

The Committee will be composed of three or more Directors appointed by the Board, each of whom will meet the New York Stock Exchange standards of “independence” for directors and audit committee members and any other applicable standards as determined by the Board in its business judgment. All members of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment. One member of the Committee will be appointed by the Board as Chair of the Committee.

Meetings and Procedures

The Committee will meet at least four times each year. Meetings shall be conducted in accordance with applicable provisions of the Utah Revised Business Corporation Act. The Committee will meet separately with each of the Company’s independent auditor and internal auditor at each meeting of the Committee, and the Committee will meet separately with representatives of management at least annually. The Committee will also meet separately with the Company’s General Counsel at least annually.

The Committee will keep written minutes of its meetings, which minutes will be maintained with the books and records of the Company. The Committee will provide the Board regular reports of its activities.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee will consist of fewer than two members. The Committee will not delegate to a subcommittee any power or authority required by any law, regulation or listing standards to be exercised by the Committee as a whole.

Outside Advisors

The Committee will have the authority, at the expense of the Company, to retain such outside advisors as it deems appropriate to assist it in the performance of its duties and responsibilities.

Duties and Responsibilities

As part of its duties and responsibilities, the Committee will:

(1)	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent auditor, which will report directly to the Committee. In connection with performing this function, the Committee will have the sole authority to, and will, retain, evaluate and, as necessary, terminate the independent auditor. The Committee will approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent auditor. By approving the audit engagement, the audit service will be deemed to have been pre-approved.

(2)	Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services, which will include pre-approval of such services.

(3)	Obtain a report annually from the independent auditor describing all relationships between the auditor and the Company and any other relationships that may adversely affect the auditor’s independence and consider, at least annually, the independence of the auditor, including whether the provision of non-audit services is compatible with the auditor’s independence.

(4)	At least annually, obtain and review a report from the independent auditor describing the auditor’s internal quality-control procedures, material issues raised by its most recent peer review, internal quality-control review or any inquiries or investigations by governmental or professional authorities in the preceding five years into any audits conducted by the auditor, and any steps taken by the independent auditor to address any such issues.

(5)	Meet to review and discuss with management and the independent auditor the results of the annual audit, the audited financial statements, unaudited quarterly financial statements of the Company, any comments or recommendations of the independent auditor, any reports of the independent auditor with respect to interim financial reviews as required by Statement on Auditing Standards 100, Interim Financial Information, and the specific disclosures in “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” presented in the Company’s Form 10-K and 10-Q filings.

(6)	Review and discuss with management and the independent auditor: (a) any problems or difficulties encountered in the course of the audit, including any significant disagreements with management, restrictions on the scope of the independent auditor’s activities, or access to requested information; and (b) management’s response thereto.

(7)	Discuss with the independent auditor those matters required by Statement on Auditing Standards 61, Communication with Audit Committees, respecting the independent auditor’s judgment as to the quality of the Company’s accounting principles.

(8)	Review and discuss with management and the independent auditor: (a) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including alternative methods for presenting financial information that have been discussed with management, the impact of the use of such alternatives, the methods preferred by management and all material written communications between the auditor and management; and (b) major issues regarding the Company’s accounting principles and financial statement presentations, including critical accounting policies, and any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

(9)	Recommend to the Board, based on the review and discussions noted above, whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.
(10)	Periodically receive from and discuss with management reports on the Com- pany’s programs for assessing and managing financial risk. As part of this process, the Committee will review with management the status of pending litigation, regulatory and tax matters, the performance of safety programs and operations and other areas of oversight as may be appropriate.

(11)	Discuss generally the content and presentation of earnings releases and financial information and earnings guidance to be provided to analysts and rating agencies.

(12)	Review with management, the internal auditor, and independent auditor the Company’s policies and procedures for maintaining the adequacy and effectiveness of internal controls and disclosure controls procedures. As part of this effort, the Committee will inquire of management, the internal auditor and independent auditor about controls management has implemented to minimize significant risks to the Company and the efficacy of these controls.

(13)	Review the scope and results of the internal audit program. Specifically, the Committee will: (a) review the appointment or dismissal of the chief internal auditor and chief safety officer; (b) review the proposed audit plans of the internal auditing department for the coming year, evaluate the effectiveness of internal auditing on an annual basis and periodically review the independence, purpose, authority and responsibilities of internal auditing; and (c) review with the chief internal auditor and the independent auditor the coordination and integration of audit efforts to ensure the scope of audits is appropriate, redundant efforts are minimized and audit resources are used efficiently and effectively.

(14)	Establish hiring policies with respect to employees and former employees of the independent auditor.

(15)	Review periodically the Company’s Statement of Policy Concerning Business Conduct (the “Statement”) and make recommendations to the Board regarding any modifications of the Statement. Specifically, the Committee will oversee procedures for administering and promoting compliance with the Statement and determine if any waivers of any of the requirements for executive officers are appropriate.

(16)	Oversee the Company’s Code of Ethics for Chief Executive Officer and Senior Financial Officers, make recommendations to the Board with respect to modifications of the code, oversee procedures for administering and promoting compliance with the code and determine if any waivers of any of the requirements for the Chief Executive Officer and Senior Financial Officers are appropriate.

(17)	Establish: (a) procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(18)	Evaluate the performance of the Committee and assess the adequacy of the Committee’s charter on an annual basis and make reports thereon to the Board.

Appendix B

UNION PACIFIC CORPORATION

EXECUTIVE INCENTIVE PLAN

Union Pacific Corporation, a corporation existing under the laws of the State of Utah (the “Company”), hereby establishes and adopts the following Executive Incentive Plan (the “Plan”).

1. Purpose

The purposes of the Plan are to provide personal incentive and financial rewards to executives who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company and its subsidiaries by their ability, industry, loyalty and exceptional services. Making such executives participants in that success will advance the interests of the Company and its shareholders and will assist the Company in attracting and retaining such executives.

2.	Definitions

The following terms shall have the following meanings:

“Award” means an opportunity granted to a Participant under Section 5 to receive an amount under the Plan.

“Board” means the Board of Directors of the Company.

“Certification” shall have the meaning set forth in Section 5(c).

“Chief Executive Officer” means the chief executive officer of the Company, or the person performing the function of the principal executive office of the Company, as of the end of the year.

“Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

“Committee” means the Compensation and Benefits Committee of the Board, or such other committee of the Board as may from time to time be designated by the Board to administer the Plan pursuant to Section 4.

“Covered Employee” means, with respect to any year, the Chief Executive Officer, any other executive of the Company or of any Subsidiary who is a “covered employee” within the meaning of Section 162(m) of the Code, or any successor provision thereto, and any other executive of the Company.

“Maximum Payment” shall have the meaning set forth in Section 5(b).

“Operating Income”, with respect to any Year, means the Company’s annual operating income (operating revenues less operating expenses) for the Year as prepared pursuant to generally accepted accounting principles applicable in the United States (“GAAP”), but excluding the effect of any (a) accruals for amounts payable in respect of the Plan, (b) gains or losses arising from or related to the extinguishment of debt, the disposal of real estate, restructurings and extraordinary items as disclosed in the Company’s consolidated statement of operations, notes to the consolidated financial statements or management’s discussion and analysis with respect to the consolidated financial statements for the applicable Year or in another Company filing with the Securities and Exchange Commission, and (c) the cumulative effect of changes in accounting principles. Operating Income excludes the effect of any discontinued operations reported in the Company’s consolidated statement of operations. For purposes solely of this definition of “operating Income”, a “restructuring” shall be deemed to mean any event described in or reported pursuant to Item 2.05 of Securities and Exchange Commission Form 8-K.

“Participant” means any executive of the Company or of a Subsidiary of the Company selected by the Committee pursuant to Section 5(a) to receive an Award under this Plan with respect to any given Year. A Participant may be a person who becomes an executive during the Year.

“Shares” means the shares of the Company’s common stock, par value $2.50 per share, or a stock-based award, issued pursuant to and subject to the limitations of the Union Pacific Corporation 2004 Stock Incentive Plan or another stockholder-approved plan of the Company.

“Subsidiary” means any corporation of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock.

“Year” means a fiscal year.

3. Eligibility

The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer and such other Participants as shall be selected from time to time by the Committee.

4. Administration

a. Composition of the Committee. The Plan shall be administered by the Committee, as appointed from time to time. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. The Committee shall consist of two or more directors, each of whom is an “outside director” as such term is defined under Section 162(m) of the Code.

b. Powers of the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (I) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms of an Award and whether an Award shall be paid in cash or Shares, not inconsistent with the provisions of the Plan; (iii) determine the time when Awards will be made; (iv) establish the incentive pool in respect of a Year; (v) determine the total amount of incentives to be awarded in respect of a Year; (vi) certify the Maximum Payment for each Covered Employee in respect of a Year; (vii) interpret and administer the Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

c. Decisions of the Committee. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company and any Participant.

d. Delegation of Authority. To the extent not inconsistent with the applicable provisions of Section 162(m) of the Code, the Committee may delegate to a subcommittee or to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

5. Awards

a. Establishment of Incentive Program. Not later than 90 days after the commencement of each Year, the Committee may establish the incentive program under this Plan for the Year by determining (I) the performance criteria to be used to determine the amount payable under the Plan, which may be applicable for purposes of determining the aggregate amount payable to all Participants (an “incentive pool”) or may be applicable on an individual Participant basis, and (ii) any other conditions or criteria applicable to Awards. Notwithstanding the foregoing, the amount payable under any Award may be adjusted by the Committee (including to zero) as it determines in its discretion. Furthermore, the amount payable under the Plan may be increased by the Committee based upon amounts payable but not paid under the annual incentive program from the previous Year. Determinations of the Committee under this Section 5(a) shall be reviewed and approved by the Board.

b. Maximum Payment for Covered Employees. Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under an Award to any Covered Employee for any Year (such amount, the “Maximum Payment”) shall not exceed 0.25% of Operating Income for that Year in the case of the Chief Executive Officer or 0.15% of Operating Income for that Year in the case of each other Covered Employee.

c. Certification. As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, Operating Income for purposes of the Plan, the size of the Maximum Payments for each Covered Employee for such Year and to the extent required by Section 162(m) of the Code, that any other material terms were satisfied (the “Certification”).

d. Payment of Awards. Following the Certification, the Committee shall determine in its discretion the amount, if any, actually to be paid under an Award to a Participant. The amount payable to a Covered Employee shall not exceed the Maximum Payment applicable to such Covered Employee. The actual amount of the Award determined by the Committee for a Year shall be paid to each Participant at such time as determined by the Committee in its discretion. Awards shall be paid in cash or, in the Committee’s discretion, in Shares, or any combination thereof. Under a program approved by the Committee, a Participant may be entitled to elect to defer the payment of any Award payable to such Participant under the Plan, which such deferral may be paid in cash or Shares.

6. Generally Applicable Provisions

a. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan in whole or in part and, if suspended or terminated, may reinstate any or all of its provisions, except that without the consent of the Participant, no amendment, suspension or termination of the Plan shall be made which materially adversely affects Awards previously made to the Participant. Notwithstanding the foregoing, no amendment which is material for purposes of shareholder approval imposed by applicable law, including the requirement of Section 162(m) of the Code, shall be effective in the absence of action by the shareholders of the Company.

b. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards to Covered Employees.

c. Tax Withholding. The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

d. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

e. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

f. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

g. Construction. All references in the Plan to “Section” or “Sections,” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

h. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

i. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah and construed accordingly.

j. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares voting at a duly constituted meeting of the shareholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

k. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

PROXY
Union Pacific Corporation	SOLICITED BY BOARD OF DIRECTORS
1400 Douglas Street	ANNUAL MEETING MAY 5, 2005
19th Floor	SALT LAKE CITY, UTAH
Omaha, NE 68179

The undersigned hereby appoints RICHARD K. DAVIDSON and BARBARA W. SCHAEFER, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 2005 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

UNION PACIFIC CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.     ☐

   The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4.

1.	Election of Directors–		For All	Withhold All	For All Except			For	Against	Abstain
	Nominees:	P.F. Anschutz, E. B. Davis, Jr., R.K. Davidson, T.J. Donohue, A. W. Dunham, S.F. Eccles,	☐	☐	☐	2.	Adopt the Union Pacific Corporation Executive Incentive Plan.	☐	☐	☐
		J.R. Hope, M. W. McConnell, S. R. Rogel, J.R. Young, E. Zedillo				3.	Ratify appointment of Deloitte & Touche as independent auditors.	☐	☐	☐
						4.	Shareholder proposal regarding a restricted share grant program.	☐	☐	☐

							The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

	(Except nominee(s) written above.)						Dated: , 2005
							Signature(s)

							Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

•     Call toll free 1-866-416-8415 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the simple instructions provided by the recorded message.

• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY • Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 5, 2005.

THANK YOU FOR VOTING

                        00EJID

UNION PACIFIC CORPORATION	CONFIDENTIAL VOTING INSTRUCTIONS FOR ANNUAL MEETING MAY 5, 2005

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 25, 2005, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on May 5, 2005, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3 and AGAINST proposal 4; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plan in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan TRASOP/PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)
Retirement Thrift Plan
Chicago and North Western Railway PS and Retirement Savings Program
(Continued and to be signed on reverse side.)

UNION PACIFIC CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.     ☐

   The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4.

1.	Election of Directors–		For All	Withhold All	For All Except			For	Against	Abstain
	Nominees:	P.F. Anschutz, R.K. Davidson, E. B. Davis, Jr., T.J. Donohue, A. W. Dunham, S.F. Eccles,	☐	☐	☐	2.	Adopt the Union Pacific Corporation Executive Incentive Plan.	☐	☐	☐
		J.R. Hope, M.W. McConnell, S. R. Rogel, J.R. Young, E. Zedillo				3.	Ratify appointment of Deloitte & Touche as independent auditors.	☐	☐	☐
						4.	Shareholder proposal regarding a restricted share grant program.	☐	☐	☐

							The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement

	(Except nominee(s) written above)						Dated: , 2005
							Signature Please sign exactly as name appears.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

•     Call toll free 1-866-416-8415 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the simple instructions provided by the recorded message.

• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY • Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 5, 2005.

THANK YOU FOR VOTING

                        00EJID